EXHIBIT 10.10

SEPARATION AGREEMENT

          THIS SEPARATION AGREEMENT (the “Agreement”), is made as of this 23rd day of September, 2004, by and between NEOSE TECHNOLOGIES, INC. (the “Company”) and Robert I. Kriebel (“Mr. Kriebel”).

Background

          Mr. Kriebel serves as a senior executive of the Company and is a party to a Change of Control Agreement between Mr. Kriebel and the Company dated as of October 7, 2002 (the “Change of Control Agreement”).  Mr. Kriebel plans to retire from employment with the Company effective January 15, 2005, and, in connection with that retirement and in recognition of Mr. Kriebel’s contributions to the Company, and in consideration for his relinquishment of his rights under the Change of Control Agreement, the Company has agreed to provide retirement benefits to Mr. Kriebel as set forth herein.  This Agreement replaces and supersedes the Change of Control Agreement.

Terms

                    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:

1.   Definitions.  As used herein:

                    1.1.  “Base Salary” means the annual base rate of salary payable to Mr. Kriebel by the Company as of the date hereof.

                    1.2.  “Board” means the Board of Directors of the Company.

                    1.3.  “Business” means research, development, manufacture, supply, marketing, licensing, use and sale of biologic, pharmaceutical and therapeutic materials and products and related process technology directed to (a) the enzymatic synthesis of complex carbohydrates for use in food, cosmetic, therapeutic, consumer and industrial applications, (b) enzymatic synthesis or modification of the carbohydrate portion of proteins or lipids, or modification of proteins or lipids through the attachment of carbohydrates,  (c) carbohydrate-based therapeutics, and (d) the development of protein therapeutics using sialylation, fucosylation, glycosylation, glycopegylation, or glycoconjugation.

                    1.4.  “Cause” means fraud, embezzlement, or any other serious criminal conduct that adversely affects the Company committed intentionally by Mr. Kriebel in connection with his employment or the performance of his duties as an officer or director of the Company or Mr. Kriebel’s conviction of, or plea of guilty or nolo contendere to, any felony.

                    1.5.  “Code” means the Internal Revenue Code of 1986, as amended.

                    1.6.  “Disability” means Mr. Kriebel’s inability, by reason of any physical or mental impairment, to substantially perform his regular duties as contemplated by this Agreement, as determined by the Board in its sole discretion (after affording Mr. Kriebel the opportunity to present his case), which inability is reasonably contemplated to continue for at least one year from its commencement and at least 90 days from the date of such determination.

                    1.7.  “Final Release” means a release substantially identical to the one attached hereto as Exhibit B.

                    1.8.  “Initial Release” means a release substantially identical to the one attached hereto as Exhibit A.

                    1.9.  “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications), (f) all computer software (including data, source and object codes and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), or similar intangible personal property which have been or are developed or created in whole or in part by Mr. Kriebel (i) at any time and at any place while Mr. Kriebel is employed by Company and which, in the case of any or all of the foregoing, are related to and used in connection with the business of the Company, or (ii) as a result of tasks assigned to Mr. Kriebel by the Company.

                    1.10.  “Proprietary Information” means any and all information of the Company or of any subsidiary or affiliate of the Company.  Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) all intellectual property and proprietary rights of the Company (including without limitation Intellectual Property), (b) computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture and interfaces, (c) business research, studies, procedures and costs, (d) financial data, (e) distribution methods, (f) marketing data, methods, plans and efforts, (g) the identities of actual and prospective customers, contractors and suppliers, (h) the terms of contracts and agreements with customers, contractors and suppliers, (i) the needs and requirements of, and the Company’s course of dealing with, actual or prospective customers, contractors and suppliers, (j) personnel information, (k) customer and vendor credit information, and (l) any information received from third parties subject to obligations of non-disclosure or non-use.  Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

                    1.11.  “Restricted Period” means the period beginning on the date hereof and ending at 12:00 a.m. Eastern Standard Time on January 1, 2006.

                    1.12.  “Restrictive Covenants” means the covenants set forth in Sections 5.1, 5.2 and 5.3 of this Agreement.

2.     Termination.

                    2.1.  In General.  The Company may terminate Mr. Kriebel’s employment at any time.  Mr. Kriebel may terminate his employment at any time, provided that, except as provided in Section 2.2 below, before Mr. Kriebel may voluntarily terminate his employment with the Company, he must provide 30 days prior written notice (or such shorter notice as is acceptable to the Company) to the Company.  Upon any termination of Mr. Kriebel’s employment with the Company for any reason: (a) Mr. Kriebel (unless otherwise requested by the Board) concurrently will resign any officer or director positions he holds with the Company, its subsidiaries or affiliates, and (b) the Company will pay to Mr. Kriebel all accrued but unpaid compensation through the date of termination, and (c) except as explicitly provided in this Section 2, or otherwise pursuant to COBRA (29 U.S.C. §§ 1161 – 1169), all compensation and benefits will cease and the Company will have no further liability or obligation to Mr. Kriebel.  The foregoing will not be construed to limit Mr. Kriebel’s right to payment or reimbursement for claims incurred under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

                    2.2.  Retirement.  Unless sooner terminated pursuant to this Section 2, Mr. Kriebel will resign his employment with the Company and his employment with the Company will terminate effective at 12:01 a.m., Eastern Standard Time, on January 15, 2005.  Upon such termination, in addition to the payments and benefits provided for in Section 2.1 above and subject to Section 3 below, Mr. Kriebel will be entitled to the following: (a) the Company will continue to provide medical benefits to Mr. Kriebel (and, if covered immediately prior to such termination, his spouse and dependents) for a period of 12 months commencing on January 15, 2005 at a monthly cost to Mr. Kriebel equal to Mr. Kriebel’s monthly contribution toward the cost of such coverage immediately prior to such termination of employment; (b) the Company will pay to Mr. Kriebel monthly payments of $10,781.25, commencing in January, 2005 and continuing for the next 11 consecutive months thereafter, (c) the Company will pay to Mr. Kriebel, at the time designated for payment to all Company employees, any bonus earned by Mr. Kriebel for 2004 in accordance with the criteria that would be applicable if Mr. Kriebel remained employed at the time of consideration, and (d) any stock option to purchase the Common Stock of the Company that is held by Mr. Kriebel and that is vested and exercisable immediately prior to such termination of employment will remain exercisable until 12:00 a.m. Eastern Standard Time on January 15, 2006, and, to the extent not exercised prior to that time, will then immediately expire and cease to be exercisable; provided, however, that if Mr. Kriebel dies before the expiration of any such option, the option will then continue to be exercisable in accordance with its terms.  Mr. Kriebel (and, if then covered, his spouse and dependents) will be deemed to have a COBRA qualifying event as a result of the termination of his (or their) medical benefits on January 15, 2006 (or earlier pursuant to Section 3 below) and, subject to the limitations and requirements of COBRA, may elect COBRA continuation coverage at that time; provided, however, that Mr. Kriebel will be solely responsible for the payment of the applicable premium due with respect to any COBRA continuation coverage elected by him (or his spouse or dependents).

                    2.3.  Termination Without Cause.  If Mr. Kriebel’s employment by the Company ceases due to a termination by the Company without Cause or due to death or Disability prior to January 15, 2005, then, in addition to the payments and benefits provided for in Section 2.1 and subject to Section 3 below, the Company will (a) continue to pay to Mr. Kriebel the Base Salary through January 14, 2005, (b) continue to provide medical benefits to Mr. Kriebel (and, if covered immediately prior to such termination, his spouse and dependents) for the period commencing on the date of Mr. Kriebel’s termination of employment through January 14, 2005, at a monthly cost to Mr. Kriebel equal to Mr. Kriebel’s monthly contribution toward the cost of such coverage immediately prior to such termination, and (c) provide the payments and benefits described in Section 2.2 above; provided that if the Company’s obligation to make the payments provided for in clause (a) or (c) of this Section 2.3 arises due to Mr. Kriebel’s death or Disability, the cash payments described in clause (a) and (b) will be offset by the amount of benefits paid to Mr. Kriebel (or his representatives, heirs, estate or beneficiaries) pursuant to any life insurance or disability plans, policies or arrangements of the Company by virtue of his death or such Disability (including, for this purpose, only that portion of such life insurance or disability benefits funded by the Company or by premium payments made by the Company).  The payments and benefits described in this section are in lieu of (and not in addition to) any other severance arrangement maintained by the Company.

3.   Timing of Payments Following Termination.  Notwithstanding any provision of this Agreement, (a) the payments and benefits described in Section 2 are conditioned on (i) Mr. Kriebel’s execution and delivery to the Company of an Initial Release within 10 days following termination of Mr. Kriebel’s employment, in a manner consistent with the Older Workers Benefit Protection Act and any similar state law that is applicable and (ii) Mr. Kriebel’s compliance with the Restrictive Covenants, and (b) payment of the final monthly payment described in Section 2.2(b) is conditioned on Mr. Kriebel’s execution and delivery to the Company of a Final Release on or within 10 days after January 15, 2006 in a manner consistent with the Older Workers Benefit Protection Act and any similar state law that is applicable and (ii) Mr. Kriebel’s compliance with the Restrictive Covenants.  The amounts described in Sections 2.2(b) or 2.3(a) (as applicable) will begin to be paid after the Initial Release becomes irrevocable following Mr. Kriebel’s execution and delivery of that release.  The final monthly payment described in Section 2.2(b) will be made after the Final Release becomes irrevocable following Mr. Kriebel’s execution and delivery of that release.

4.   Consulting Services.  Following termination of Mr. Kriebel’s employment with the Company through December 31, 2005 (the “Post-Termination Period”), Mr. Kriebel agrees to provide consulting services to the Company, without additional compensation, as the Board or the Company’s Chief Executive Officer may from time to time request; provided that, unless otherwise agreed to by Mr. Kriebel, such services will not require in excess of an aggregate of 10 hours in any given week.  It is the mutual intent of the parties that during the Post-Termination Period, Mr. Kriebel will act strictly in a professional consulting capacity as an independent contractor for all purposes and in all situations and will not be considered an employee of the Company.  During the Post-Termination Period, Mr. Kriebel will serve the Company faithfully and to the best of his ability and will provide such services and perform such tasks as may be reasonably requested of Mr. Kriebel from time to time by the Company.

5.   Restrictive Covenants.  As consideration for all of the payments and benefits to be made to Mr. Kriebel pursuant to Section 2 of this Agreement, Mr. Kriebel agrees to be bound by the Restrictive Covenants set forth in this Section 5.  The Restrictive Covenants will apply without regard to whether any termination of Mr. Kriebel’s employment is initiated by the Company or Mr. Kriebel, and without regard to the reason for that termination.

                    5.1.    Covenant Not To Compete.  Mr. Kriebel covenants that, during the Restricted Period, Mr. Kriebel will not (except in his capacity as an employee, director or consultant of the Company or with the prior consent of the Company) do any of the following, directly or indirectly, anywhere in the world:

                              5.1.1.   engage or participate in any business competitive with the Business;

                              5.1.2.   become interested (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) in any person, firm, corporation, association or other entity engaged in any business competitive with the Business.  Notwithstanding the foregoing, Mr. Kriebel may hold up to 4.9% of the outstanding securities of any class of any publicly-traded securities of any company;

                              5.1.3.   engage in any business, or solicit or call on any customer, supplier, licensor, licensee, contractor, agent, representative, advisor, strategic partner, distributor or other person with whom the Company shall have dealt or any prospective customer, supplier, licensor, licensee, contractor, agent, representative, advisor, strategic partner, distributor or other person that the Company shall have identified and solicited at any time during Mr. Kriebel’s employment by the Company for a purpose competitive with the Business;

                              5.1.4.   influence or attempt to influence any employee, consultant, customer, supplier, licensor, licensee, contractor, agent, representative, advisor, strategic partner, distributor or other person to terminate or adversely modify any written or oral agreement, arrangement or course of dealing with the Company; or

                              5.1.5.   solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by the Company within the 12 months preceding the termination of Mr. Kriebel’s employment with the Company for any reason.

                    5.2.  Confidentiality.  Mr. Kriebel recognizes and acknowledges that the Proprietary Information is a valuable, special and unique asset of the business of the Company.  As a result, both during Mr. Kriebel’s employment by the Company and thereafter, Mr. Kriebel will not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any Proprietary Information, provided that Mr. Kriebel may during his employment by the Company disclose Proprietary Information to third parties as may be necessary or appropriate to the effective and efficient discharge of his duties as an employee hereunder (provided that the third party recipient has signed the Company’s then-approved confidentiality or similar agreement) or as such disclosures may be required by law.  If Mr. Kriebel or any of his representatives becomes legally compelled to disclose any of the Proprietary Information, Mr. Kriebel will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy.  The non-disclosure and non-use obligations with respect to Proprietary Information set forth in this Section 5.2 shall not apply to any information that is in or becomes part of the public domain through no improper act on the part of Mr. Kriebel.

                    5.3.  Property of the Company.

                              5.3.1.   Proprietary Information. All right, title and interest in and to Proprietary Information will be and remain the sole and exclusive property of the Company.  Mr. Kriebel will not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in the performance of his duties to the Company.  If Mr. Kriebel removes such materials or property in the performance of his duties, Mr. Kriebel will return such materials or property to their proper files or places of safekeeping as promptly as possible after the removal has served its specific purpose.  Mr. Kriebel will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property or any other oral or written information to which he may have access or become familiar in the course of his employment, except to the extent necessary in the performance of his duties.  Upon termination of Mr. Kriebel’s employment with the Company, he will leave with the Company or promptly return to the Company all originals and copies of such materials or property then in his possession.

                              5.3.2.   Intellectual Property.  Mr. Kriebel agrees that all the Intellectual Property will be considered “works made for hire” as that term is defined in Section 101 of the Copyright Act (17 U.S.C. § 101) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Company.  To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, Mr. Kriebel retains any interest in the Intellectual Property, Mr. Kriebel hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Mr. Kriebel may now or in the future have in the Intellectual Property under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration.  The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property.  Mr. Kriebel further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Intellectual Property.  If the Company is unable after reasonable efforts to secure Mr. Kriebel’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of Mr. Kriebel’s incapacity or any other reason whatsoever, Mr. Kriebel hereby designates and appoints the Company or its designee as Mr. Kriebel’s agent and attorney-in-fact, to act on his behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s rights in the Intellectual Property.  Mr. Kriebel acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable.

                    5.4.  Acknowledgements.  Mr. Kriebel acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position Mr. Kriebel holds within the Company.  Mr. Kriebel further acknowledges that the Restrictive Covenants are included herein in order to induce the Company to enter into this Agreement and that the Company would not have entered into this Agreement in the absence of the Restrictive Covenants.

                    5.5.  Remedies and Enforcement Upon Breach.

                              5.5.1.   Specific Enforcement. Mr. Kriebel acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy.  Mr. Kriebel shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists.  In the event of any such breach by Mr. Kriebel, the Company shall have the right to enforce the Restrictive Covenants by seeking injunctive or other relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.

                              5.5.2.   Judicial Modification.  If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.

                              5.5.3.   Accounting.  If Mr. Kriebel breaches any of the Restrictive Covenants, the Company will have the right and remedy to require Mr. Kriebel to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Mr. Kriebel as the result of such breach.  This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

                              5.5.4.   Enforceability.  If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants.

                              5.5.5.   Disclosure of Restrictive Covenants.  Mr. Kriebel agrees to disclose the existence and terms of the Restrictive Covenants to any employer that Mr. Kriebel may work for during the Restricted Period.

                              5.5.6.   Extension of Restricted Period.  If Mr. Kriebel breaches Section 5.1 in any respect, the restrictions contained in that section will be extended for a period equal to the period that Mr. Kriebel was in breach.

6.   Miscellaneous.

                    6.1.  No Liability of Officers and Directors for Severance Upon Insolvency.  Notwithstanding any other provision of the Agreement and intending to be bound by this provision, Mr. Kriebel hereby (a) waives any right to claim payment of amounts owed to him, now or in the future, pursuant to this Agreement from directors or officers of the Company if the Company becomes insolvent, and (b) fully and forever releases and discharges the Company’s officers and directors from any and all claims, demands, liens, actions, suits, causes of action or judgments arising out of any present or future claim for such amounts.

                    6.2.  Successors and Assigns. The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.  The rights of Mr. Kriebel hereunder are personal to Mr. Kriebel and may not be assigned by him.

                    6.3.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of laws.

                    6.4.  Enforcement.  Any legal proceeding arising out of or relating to this Agreement will be instituted in the United States District Court for the Eastern District of Pennsylvania, or if that court does not have or will not accept jurisdiction, in any court of general jurisdiction in the Commonwealth of Pennsylvania, and Mr. Kriebel and the Company hereby consent to the personal and exclusive jurisdiction of such courts and hereby waive any objections that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

                    6.5.  Waivers; Separability.  The waiver by either party hereto of any right hereunder or any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise.  No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived.  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

                    6.6.  Notices.  All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to the Company, to:

Neose Technologies, Inc.
102 Witmer Road
Horsham PA 19044
Attn: General Counsel
Fax: 215-315-9100

With a copy to:

Pepper Hamilton LLP
3000 Two Logan Square
18th & Arch Streets
Philadelphia, PA 19103
Attn: Barry M. Abelson, Esquire
Fax: 215-981-4750

If to Employee, to:

Robert I. Kriebel
767 W. Prospect Avenue
North Wales, PA 19454

or to such other address as may be specified in a notice given by one party to the other party hereunder.

                    6.7.  Entire Agreement; Amendments.  This Agreement and the attached exhibits contain the entire agreement and understanding of the parties relating to the provision of severance benefits upon termination, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject, including but not limited to the Change of Control Agreement.  This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

                    6.8.  Withholding.  The Company will withhold from any payments due to Employee hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

                    6.9.  Headings Descriptive.  The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

                    6.10.  Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

NEOSE TECHNOLOGIES, INC.

By:	/s/ C. BOYD CLARKE

C. Boyd Clarke
President & Chief Executive Officer

ROBERT I. KRIEBEL

/s/ ROBERT I. KRIEBEL

Exhibit A

Initial Release and Non-Disparagement Agreement

                    THIS INITIAL RELEASE AND NON-DISPARAGEMENT AGREEMENT (this “Release”) is made as of the 15th day of January 2005, by and between Robert I. Kriebel (the “Employee”) and NEOSE TECHNOLOGIES, INC. (the “Company”).

                    WHEREAS, Mr. Kriebel’s employment as an executive of the Company terminated on January 15, 2005; and

                    WHEREAS, pursuant to Sections 2 of the Separation Agreement by and between the Company and Mr. Kriebel dated as of September 23, 2004 (the “Separation Agreement”), the Company has agreed to pay Mr. Kriebel certain amounts and to provide him with certain rights and benefits, subject to the execution of this Release.

                    NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1.   Consideration.  Mr. Kriebel acknowledges that: (a) the payments, rights and benefits set forth in Section 2 o the Separation Agreement constitute full settlement of all of his rights under the Separation Agreement, (b) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (c) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to Mr. Kriebel.  Mr. Kriebel further acknowledges that, in the absence of his execution of this Release, the payments and benefits specified in Section 2 of the Separation Agreement would not otherwise be due to Mr. Kriebel.

SECTION 2.   Release and Covenant Not to Sue.  Mr. Kriebel hereby fully and forever releases and discharges the Company and its parents, affiliates and subsidiaries, including all predecessors and successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present, from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of his employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.  Mr. Kriebel expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against the Company (including for purposes of this Section 2, its parents, affiliates and subsidiaries), and that he has not assigned any claim against the Company (or its parents, affiliates and subsidiaries) to any other person or entity.  Mr. Kriebel further promises not to initiate a lawsuit or to bring any other claim against the Company (or its parents, affiliates and subsidiaries) arising out of or in any way related to his employment by the Company or the termination of that employment.  The forgoing will not be deemed to release the Company from (a) claims solely to enforce this Release, (b) claims solely to enforce Section 2 of the Separation Agreement, (c) claims for indemnification under the Company’s By-Laws, under any indemnification agreement between the Company and Mr. Kriebel or under any similar agreement or (d) claims solely to enforce the terms of any equity incentive award agreement between Mr. Kriebel and the Company.  This Release will not prevent Mr. Kriebel from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Mr. Kriebel for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

SECTION 3.   Restrictive Covenants.  Mr. Kriebel acknowledges that the terms of Section 5 of the Separation Agreement will survive the termination of his employment.  Mr. Kriebel affirms that the restrictions contained in Section 5 of the Separation Agreement are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

SECTION 4.   Non-Disparagement.  The Company (meaning, solely for this purpose, Company’s directors and executive officers and other individuals authorized to make official communications on Company’s behalf) will not disparage Mr. Kriebel or Mr. Kriebel’s performance or otherwise take any action which could reasonably be expected to adversely affect Mr. Kriebel’s personal or professional reputation.  Similarly, Mr. Kriebel will not disparage Company or any of its directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the reputation of the Company or the personal or professional reputation of any of the Company’s directors, officers, agents or employees.

SECTION 5.   Cooperation.  Mr. Kriebel further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) which relates to matters with which Mr. Kriebel was involved during his employment with Company.  Mr. Kriebel shall render such cooperation in a timely manner on reasonable notice from the Company.

SECTION 6.   Rescission Right.  Mr. Kriebel expressly acknowledges and recites that (a) he has read and understands this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided 21 calendar days after receipt of the Release to consider its terms before signing it (or such longer period as is required for this Release to be effective under the Age Discrimination in Employment Act or any similar state law); and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release (or such longer period required by applicable state law), in which case this Release shall be unenforceable, null and void.  Mr. Kriebel may revoke this Release during those seven (7) days (or such longer period required by applicable state law) by providing written notice of revocation to the Company.

SECTION 7.   Challenge.  If Mr. Kriebel violates or challenges the enforceability of any provisions of Section 5 of the Separation Agreement or this Release, no further payments, rights or benefits under Section 2 of the Separation Agreement will be due to Mr. Kriebel.

SECTION 8.   Miscellaneous.

                    8.1.   No Admission of Liability.  This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Mr. Kriebel.  There have been no such violations, and the Company specifically denies any such violations.

                    8.2.   No Reinstatement.  Mr. Kriebel agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

                    8.3.   Successors and Assigns.  This Release shall inure to the benefit of and be binding upon the Company and Mr. Kriebel and their respective successors, executors, administrators and heirs.  Mr. Kriebel may make any assignment of this Release or any interest herein, by operation of law or otherwise.  The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

                    8.4.   Severability.  Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

                    8.5.   Entire Agreement; Amendments.  Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof.  This Release may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

                    8.6.   Governing Law.  This Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

                    8.7.   Counterparts and Facsimiles.  This Release may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

                    IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and Mr. Kriebel has executed this Release, in each case as of the date first above written.

NEOSE TECHNOLOGIES, INC.

By:
Name & Title:

ROBERT I. KRIEBEL

Exhibit B

Final Release and Non-Disparagement Agreement

                    THIS FINAL RELEASE AND NON-DISPARAGEMENT AGREEMENT (this “Release”) is made as of the 15th day of January, 2006, by and between Robert I. Kriebel (the “Employee”) and NEOSE TECHNOLOGIES, INC. (the “Company”).

                    WHEREAS, Mr. Kriebel’s employment as an executive of the Company terminated on January 15, 2005; and

                    WHEREAS, pursuant to Sections 2 of the Separation Agreement by and between the Company and Mr. Kriebel dated as of September 23, 2004 (the “Separation Agreement”), the Company has agreed to pay Mr. Kriebel certain amounts, subject to the execution of this Release.

                    NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1.   Consideration.  Mr. Kriebel acknowledges that: (a) the final payments due pursuant to Section 2 o the Separation Agreement constitute full settlement of all of his rights under the Separation Agreement, (b) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (c) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to Mr. Kriebel.  Mr. Kriebel further acknowledges that, in the absence of his execution of this Release, the final payments specified in Section 2 of the Separation Agreement would not otherwise be due to Mr. Kriebel.

SECTION 2.   Release and Covenant Not to Sue.  Mr. Kriebel hereby fully and forever releases and discharges the Company and its parents, affiliates and subsidiaries, including all predecessors and successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present, from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of his employment by the Company or out of consulting or other services provided to the Company or the termination of such employment or services, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.  Mr. Kriebel expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against the Company (including for purposes of this Section 2, its parents, affiliates and subsidiaries), and that he has not assigned any claim against the Company (or its parents, affiliates and subsidiaries) to any other person or entity.  Mr. Kriebel further promises not to initiate a lawsuit or to bring any other claim against the Company (or its parents, affiliates and subsidiaries) arising out of or in any way related to his employment by the Company or the termination of that employment.  The forgoing will

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not be deemed to release the Company from (a) claims solely to enforce this Release, (b) claims solely to enforce Section 2 of the Separation Agreement, (c) claims for indemnification under the Company’s By-Laws, under any indemnification agreement between the Company and Mr. Kriebel or under any similar agreement or (d) claims solely to enforce the terms of any equity incentive award agreement between Mr. Kriebel and the Company.  This Release will not prevent Mr. Kriebel from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Mr. Kriebel for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

SECTION 3.   Restrictive Covenants.  Mr. Kriebel acknowledges that the terms of Section 5 of the Separation Agreement will survive the termination of his employment.  Mr. Kriebel affirms that the restrictions contained in Section 5 of the Separation Agreement are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

SECTION 4.   Non-Disparagement.  The Company (meaning, solely for this purpose, Company’s directors and executive officers and other individuals authorized to make official communications on Company’s behalf) will not disparage Mr. Kriebel or Mr. Kriebel’s performance or otherwise take any action which could reasonably be expected to adversely affect Mr. Kriebel’s personal or professional reputation.  Similarly, Mr. Kriebel will not disparage Company or any of its directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the reputation of the Company or the personal or professional reputation of any of the Company’s directors, officers, agents or employees.

SECTION 5.   Cooperation.  Mr. Kriebel further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) which relates to matters with which Mr. Kriebel was involved during his employment with Company.  Mr. Kriebel shall render such cooperation in a timely manner on reasonable notice from the Company.

SECTION 6.   Rescission Right.  Mr. Kriebel expressly acknowledges and recites that (a) he has read and understands this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided 21 calendar days after receipt of the Release to consider its terms before signing it (or such longer period as is required for this Release to be effective under the Age Discrimination in Employment Act or any similar state law); and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release (or such longer period required by applicable state law), in which case this Release shall be unenforceable, null and void.  Mr. Kriebel may revoke this Release during those seven (7) days (or such longer period required by applicable state law) by providing written notice of revocation to the Company.

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SECTION 7.   Challenge.  If Mr. Kriebel violates or challenges the enforceability of any provisions of Section 5 of the Separation Agreement or this Release, no further payments, rights or benefits under Section 2 of the Separation Agreement will be due to Mr. Kriebel.

SECTION 8.   Miscellaneous.

                        8.1.   No Admission of Liability.  This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Mr. Kriebel.  There have been no such violations, and the Company specifically denies any such violations.

                        8.2.   No Reinstatement.  Mr. Kriebel agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

                        8.3.   Successors and Assigns.  This Release shall inure to the benefit of and be binding upon the Company and Mr. Kriebel and their respective successors, executors, administrators and heirs.  Mr. Kriebel may make any assignment of this Release or any interest herein, by operation of law or otherwise.  The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

                        8.4.   Severability.  Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

                        8.5.   Entire Agreement; Amendments.  Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof.  This Release may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

                        8.6.   Governing Law.  This Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

                        8.7.   Counterparts and Facsimiles.  This Release may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

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                    IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and Mr. Kriebel has executed this Release, in each case as of the date first above written.

NEOSE TECHNOLOGIES, INC.

By:
Name & Title:

ROBERT I. KRIEBEL

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